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                                   Exhibit 11

                       Computation of Net Income Per Share

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

                                                              For the Quarter Ended
                                                     December 31, 1997      December 31, 1996
                                                     -----------------     ----------------------

Net income applicable to common stock                $   295,000                   N/A

Weighted average common shares                         2,072,984                   N/A

Earnings per common share                            $      0.14                   N/A
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